UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CHEMED CORPORATION
(Name of Registrant as Specified in Its Charter)

MMI INVESTMENTS, L.P. MCM CAPITAL MANAGEMENT, LLC JOHN S. DYSON CLAY B. LIFFLANDER SCOTT J. CROMIE JAMES FOY PETER A. MICHEL CARROLL R. WETZEL, JR.
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MMI Investments, L.P. (“MMI”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of five nominees as directors at the 2009 annual meeting of stockholders of Chemed Corporation (the “Annual Meeting”).  MMI has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On March 19, 2009, MMI issued the following press release:

MMI Investments to Nominate Slate of Directors for Chemed Corporation Board

Thursday March 19, 2009, 8:30 am EDT

Chemed's Board Acknowledges the Value Creation Potential of MMI's Proposed Split-Up, Yet Postpones Action Indefinitely;

Stockholder Representation and Greater Independence on Chemed's Board Is Necessary to Maximize Value for Chemed Stockholders.

NEW YORK, March 19 /PRNewswire/ -- MMI Investments, L.P. ("MMI") today announced it has nominated five director candidates for election at the 2009 Annual Meeting of Chemed Corporation (NYSE: CHE - News; the "Company" or "Chemed") to be held May 18, 2009. Due to the Chemed Board's extraordinary lack of independence and unwillingness to take strategic action to unlock the significant hidden value in the company's assets, as demonstrated by its recent rejection of MMI's proposal to split Chemed into two separate companies, MMI has determined significant changes in the Chemed Board's composition are urgently required.

On February 12, 2009, MMI publicly released its analysis of a potential tax-free spin off of Chemed's Vitas or Roto-Rooter division to maximize value for its stockholders. In a letter to MMI dated March 16, 2009, the Company clearly acknowledged the potential for value creation of MMI's proposed transaction, but deemed the time was not right to explore a tax-free spin-off transaction, stating it would take no further action at this time.

MMI President Clay Lifflander stated: "Five years ago, upon the acquisition of Vitas, Chemed CEO Kevin McNamara declared that 'You certainly get maximum value from a pure play...Long term separation is inevitable.' For most of the five years since, he and other members of Chemed management have indicated repeatedly that a split-up was out of the question, stating as recently as November, 2008 that 'long term perspective is that it looks like the two companies will remain joined at the hip.' Now, presented with our analysis suggesting that Chemed's conglomerate structure is inhibiting significant value creation potential, Mr. McNamara and Chemed's Board have acknowledged once again that 'a separation could create substantial shareholder value', even going so far as to say 'the Board has already positioned Chemed's businesses to facilitate such a separation.' Despite this, the Chemed Board has decided to maintain Chemed's absurd conglomerate structure indefinitely, using the current market environment as an excuse to avoid taking this long-term step which they acknowledge can create value but would also render unnecessary Chemed's holding company infrastructure. Despite this record of conflicting statements and shifting positions on this issue, Chemed's owners are being asked simply to trust that this Board, which clearly lacks independence, will revisit this transaction in earnest on their own and execute it at the right time, in spite of their previous statements to the contrary. We believe Chemed's stockholders deserve better representation than this and a true voice and watchful eye for stockholders in the Board room."

"MMI's five director nominees bring significant operational experience in both of Chemed's two industries: healthcare and residential services, a strong track record of public company board service and effective governance, strategic alternatives review and execution expertise, and total uncompromised independence and stockholder alignment. On the other hand, Chemed's eleven-member Board contains three current company employees, five former employees of Chemed or its affiliates, and two members whose employers have received significant recent funding from Chemed (including the newly-named 'non-executive' Chairman). We greatly look forward to supporting our director candidates, who we believe are objectively superior to the incumbent Board in both credentials and independence, and strongly urge our fellow stockholders to ensure that their shares, if loaned, are recalled prior to the March 31, 2009 record date so they can vote all their shares on this important matter."

The full text of the letter advising the Company of MMI's nomination follows:

March 19, 2009

The Board of Directors
c/o Chairman George J. Walsh III
Chemed Corporation
2600 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202-4726

Dear Members of the Board,

We are pleased by your acknowledgment in your March 16, 2009 letter that a separation of Vitas and Roto-Rooter would be relatively simple and could create substantial stockholder value for Chemed Corporation ("Chemed"). We are confused and dismayed however by the Board's decision, in spite of the acknowledged merits of a spin-off, to maintain Chemed's incongruent conglomerate structure indefinitely. This confirms our suspicion that the lack of independent voices on the Chemed Board of Directors is preventing a reasoned debate of what is best for stockholders. Therefore please accept this as notification that MMI Investments, L.P. ("MMI") will be nominating five persons for election as directors at Chemed's 2009 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "2009 Annual Meeting"). As of the date of this letter, MMI is the beneficial owner of 800,000 shares of Chemed's common stock including 500 shares held of record. MMI intends to remain a holder of record as of the record date for the 2009 Annual Meeting.

We are not seeking to control the Chemed Board of Directors. We are nominating a slate of five independent directors (constituting a minority of the Board) to obtain better representation for stockholders and enhance stockholder value. MMI's nominees for election as directors at the 2009 Annual Meeting, each having given their consent to be nominated, are Scott J. Cromie, James Foy, Clay B. Lifflander, Peter A, Michel and Carroll R. Wetzel, Jr. This highly qualified and independent slate combines operational experience in both of Chemed's two industries: healthcare and residential services, a strong track record of public company board service and effective governance and strategic alternatives review and execution expertise. More detailed information on the nominees is provided below:

Scott J. Cromie (52)

Mr. Cromie is an independent management consultant. He was a Group President of The ServiceMaster Company, a provider of outsourced services for residential and commercial buildings from March 2006 to August 2007. As Group President, Mr. Cromie was responsible for American Home Shield, AmeriSpec, ServiceMaster Clean, Furniture Medic, Merry Maids and InStar Services. Mr. Cromie also served as CEO (February 2006-August 2007) and as President & COO of American Home Shield (1996-2006), a subsidiary of ServiceMaster, which provides home inspections and home warranties to consumers. From 1986 to 1996 he served in a number of progressively responsible leadership positions in finance and operations at American Home Shield. Mr. Cromie is a former Member of the Memphis Chamber of Commerce Board of Directors and is currently a Director of the RISE Foundation.

James Foy (57)

Mr. Foy is the President and CEO of The Riverside Healthcare System, a $250 million healthcare network including three hospital sites, multiple clinics, a skilled nursing facility and a nursing school, and has served in that role since 1993. Prior to joining Riverside, Mr. Foy served as Executive Vice President & COO (1990-1993) and Vice President (1986-1990) at the Catholic Medical Center of Brooklyn and Queens, a multi-institutional medical center encompassing four hospitals, two skilled nursing facilities, two home health agencies and multiple satellite clinics. Mr. Foy currently serves as the Chairman of the Greater New York Hospital Association, Member of the Business Development Board of Hudson Valley Bank (OTCBB: HUVL - News) and is a Faculty Member of the Mercy College Healthcare Management Program.

Clay B. Lifflander (46)

Mr. Lifflander has been President of Millbrook Capital Management, Inc. a diversified private investment firm since 1995 and President of MMI since 1996. Mr. Lifflander has served on the Board of Unisys Corp., a provider of information technology solutions since 2008. Mr. Lifflander served on the Board of Dendrite International, Inc., a supplier of sales force software products and support services to the pharmaceutical industry from 2006 until its acquisition in 2007 by Cegedim SA (Euronext: CGM). Mr. Lifflander served, at various times, as Co-Chairman of the Board, Chief Executive Officer, President and Director of Key Components, Inc. (1998-2004), a diversified manufacturing corporation (SEC registrant from 1999 through 2004). From 1994 to 1995, Mr. Lifflander served as President of the New York City Economic Development Corporation under then Mayor Rudolph Giuliani. Prior to this Mr. Lifflander was a Managing Director in the M&A Group at Smith Barney, where he worked from 1984 to 1994. He is a former Director of the United Nations Development Corporation and currently serves on the Board of the Hudson River Museum.

Peter A. Michel (66)

Mr. Michel is a recognized leader in the security services industry, and was formerly CEO of Brink's residential security monitoring subsidiary, Brink's Home Security ("BHS") from 1988 to 2001. During his tenure as CEO, Mr. Michel transformed BHS from a $26 million security firm to a $258 million leader in high-tech home protection services. Under Mr. Michel, BHS grew from a company of 66,000 customers in 22 U.S. markets to over 700,000 customers in 100+ markets covering 42 U.S. states and two Canadian provinces, and achieved record operating profit every year of his tenure. Mr. Michel currently serves as President, CEO and Director of iSECUREtrac Corp. (OTCBB: ISEC - News), a producer of electronic monitoring products for, and service provider to, the corrections market using Global Positioning Satellite (GPS) technology. Previously, Mr. Michel was Chairman of the Homeland Security Advisory Council, a think tank sponsored by the Security Industry Association, from 2002 to 2005.

Carroll R. Wetzel, Jr. (65)

Mr. Wetzel is a retired investment banker. Mr. Wetzel has served as a member of the Board of Directors of Exide Technologies, a manufacturer of batteries used in transportation, motive power, network power, and military applications since 2005, and Brink's Home Security Holdings, Inc., a provider of residential and commercial security alarm monitoring services since October 2008. Mr. Wetzel was previously a Director of The Brink's Company, a provider of security services (May 2008-October 2008), of Laidlaw International, Inc., a North American transportation services company (2004-2007), and Chairman of the Board of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics (2000-2005). Mr. Wetzel was selected to serve as Chairman of Safety Components International by that company's major stockholders. From 1988 to 1996, Mr. Wetzel was a Managing Director with the Merger & Acquisition Group of Chemical Bank/Chase Manhattan. From 1981 to 1988, he was a Managing Director in Smith Barney's Mergers and Acquisitions Group. Mr. Wetzel is a member of the Board of Directors and head of the Finance Committee of the Henry L. Stimson Center, a Washington based non-profit, non-partisan think tank, concentrating on international issues.

Additional information regarding these nominees will be included in MMI's forthcoming proxy statement. If there are any questions regarding this please contact me at (212) 586-4333.

Sincerely,
Clay Lifflander

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MMI Investments, L.P., a Delaware limited partnership ("MMI"), together with the other participants named below, intends to make a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement (the "Proxy Statement") and an accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies in support its director nominees at the 2009 Annual Meeting of Stockholders of Chemed Corporation (the "Company").

MMI ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WHEN AND IF AVAILABLE WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, MACKENZIE PARTNERS, INC. BY CALLING (800) 322-2885. ANY SUCH PROXY MATERIALS WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.

The participants in the proxy solicitation are MMI, MCM Capital Management, LLC, which is the general partner of MMI, John S. Dyson, Clay B. Lifflander, Scott J. Cromie, James Foy, Peter A. Michel and Carroll R. Wetzel, Jr. (the "Group"). As of March 18, 2009, MMI beneficially owned 800,000 shares of common stock, $1 par value per share (the "Common Stock"), of the Company, which shares represent approximately 3.6% of the outstanding Common Stock, and Mr. Cromie beneficially owned one share of Common Stock. Except for the shares owned by MMI and Mr. Cromie, which each member of the Group may be deemed to beneficially own under SEC rules, none of the other members of the Group beneficially owns any Common Stock of the Company. Additional information concerning MMI and the other members of the Group will be included in the Proxy Statement.